As filed with the Securities and Exchange Commission on July 31, 2019

REGISTRATION NO. 333 –

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

under

the SECURITIES ACT OF 1933

Trinseo S.A.

(Exact Name of Registrant as Specified in Its Charter)

Luxembourg	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1000 Chesterbrook Boulevard

Suite 300

Berwyn, PA 19312

(Address, Including Zip Code, of Principal Executive Offices)

Trinseo S.A. Amended and Restated 2014 Omnibus Incentive Plan

(Full Title of the Plan)

Angelo Chaclas

Executive Vice President, General Counsel and Corporate Secretary

1000 Chesterbrook Boulevard

Suite 300

Berwyn, PA 19312

(610) 240‑3200

(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

with copies to:

Craig E. Marcus

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199

(617) 951‑7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b‑2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
		Emerging Growth Company	☐
Non-accelerated filer	☐	Smaller reporting company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

CALCULATION OF REGISTRATION FEE

Name of Plan	Title of securities to be registered	Amount to be Registered(1)	Proposed maximum offering price per share(2)	Proposed Maximum Aggregate offering price(2)	Amount of registration fee
Trinseo S.A. Amended and Restated 2014 Omnibus Incentive Plan	Ordinary Shares, $0.01 par value	820,000	$39.44	$32,340,800.00	$3,919.70

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminable number of additional Ordinary Shares that may become issuable pursuant to terms designed to prevent dilution resulting from stock splits, stock dividends or similar events.

(2)

Estimated solely for the purpose of calculating the registration fee, pursuant to Rule 457 (c) and (h) upon the basis of the average of the high and low prices ($38.62 and $40.26) of an Ordinary Share as reported by the New York Stock Exchange composite transactions on July 29, 2019.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S‑8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(1)	The Registrant’s Annual Report on Form 10‑K for the fiscal year ended December 31, 2018, filed with the Commission on February 28, 2019;

(2)	The Registrant’s Quarterly Report on Form 10‑Q for the quarterly period ended March 31, 2019, filed with the Commission on May 3, 2019;

(3)

The Registrant’s Current Reports on Form 8‑K filed with the Commission on January 30, 2019 (solely as to Item 5.02 thereof), February 27, 2019 (solely as to Item 5.02 thereof), March 19, 2019, April 30, 2019, May 6, 2019 and June 21, 2019; and

(4)

The description of the Registrant’s Ordinary Shares, $0.01 par value per share, contained in the Registrant’s Registration Statement on Form 8‑A, filed with the Commission pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on June 2, 2014, and any other amendments or reports filed for the purpose of updating such description (File No. 001‑36473).

All reports and other documents filed by the Registrant after the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant’s Articles of Association provide that the Registrant shall indemnify any present or former director to the fullest extent permitted by Luxembourg law against liability and any costs, fees and expenses, damages, judgments, or other amounts reasonably incurred by him or her in the defense or resolution (including a settlement) of any legal actions or proceedings, whether they be civil, criminal or administrative, to which he may be made a party by virtue of his former or current role as director of the Registrant. Subject to any procedures that may be implemented by the Board, the expenses for the preparation or defense of any legal action or proceeding covered by the Articles of Association shall be advanced by the Registrant, provided that the former or current director delivers an unsecured written commitment that all sums paid in advance will be reimbursed to the Registrant if it is ultimately determined that the respective director is not entitled to indemnification under the Articles of Association. A former or current Director or member of the management board will not be indemnified in case of fraud.

The Registrant has entered into indemnification agreements with its directors and officers. The agreements seek to indemnify directors and officers to the fullest extent permitted by law. The indemnification agreements are not intended to deny or otherwise limit third-party or derivative suits against the Registrant or its directors or officers, but to the extent a director or officer were entitled to indemnity or contribution under the indemnification agreement, the financial burden of a third-party suit would be borne by the Registrant, and the Registrant would not benefit from derivative recoveries against the director or officer. Such recoveries would accrue to the Registrant’s benefit but would be offset by its obligations to the director or officer under the indemnification agreement.

The Registrant maintains insurance with respect to losses incurred by any of its directors arising from any claim or claims by third party against such directors for any wrongful act in their respective capacities.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our articles of association, agreement, vote of shareholders or disinterested directors or otherwise.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1

Amended and Restated Articles of Association of Trinseo S.A. (previously filed as Exhibit 3.1 to the Quarterly Report on Form 10‑Q for the quarterly period ended June 30, 2017, filed August 3, 2017 and incorporated herein by reference).

4.2	Form of Trinseo S.A. Amended and Restated 2014 Omnibus Incentive Plan.

4.3

Form of Specimen Share Certificate of Trinseo S.A. (previously filed as Exhibit 4.1 to the Registration Statement on Form S‑1 (File No. 333‑194561) filed with the Commission on May 5, 2014 and incorporated herein by reference).

5.1	Opinion of Loyens & Loeff.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Deloitte & Touche LLP.

23.3	Consent of Loyens & Loeff (included in Exhibit 5.1).

24.1	Powers of Attorney (included on the signature page of this Registration Statement).

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement

(1)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INDEX OF EXHIBITS

Exhibit Number	Description

4.1

Amended and Restated Articles of Association of Trinseo S.A. (previously filed as Exhibit 3.1 to the Quarterly Report on Form 10Q for the quarterly period ended June 30, 2017, filed August 3, 2017 and incorporated herein by reference)..‑

4.2	Form of Trinseo S.A. Amended and Restated 2014 Omnibus Incentive Plan.

4.3

Form of Specimen Share Certificate of Trinseo S.A. (previously filed as Exhibit 4.1 to the Registration Statement on Form S1 (File No. 333194561) filed with the Commission on May 5, 2014 and incorporated herein by reference).‑‑

5.1	Opinion of Loyens & Loeff.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Deloitte & Touche LLP.

23.3	Consent of Loyens & Loeff (included in Exhibit 5.1).

24.1	Powers of Attorney (included on the signature page of this Registration Statement).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Berwyn, Commonwealth of Pennsylvania on the 31st day of July, 2019.

TRINSEO S.A.

By:	/s/ Frank A. Bozich
Name:	Frank A. Bozich
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each officer and director of Trinseo S.A. whose signature appears below constitutes and appoints Frank A. Bozich and David Stasse, and each of them singly, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them singly, for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S‑8 of Trinseo S.A., and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to the attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that the attorneys-in-fact and agents or any of each of them or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Frank A. Bozich	Director, President and Chief Executive Officer (Principal Executive Officer)	July 31, 2019
Frank A. Bozich

/s/ David Stasse	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	July 31, 2019
David Stasse

/s/ Bernard M. Skeete	Vice President, Global Controller & PAO (Principal Accounting Officer)	July 31, 2019
Bernard M. Skeete

/s/ Stephen M. Zide	Director	July 31, 2019
Stephen M. Zide

/s/ Christopher D. Pappas	Director	July 31, 2019
Christopher D. Pappas

/s/ Jeffrey J. Cote	Director	July 31, 2019
Jeffrey J. Cote

/s/ Pierre-Marie De Leener	Director	July 31, 2019
Pierre-Marie De Leener

/s/ Donald T. Misheff	Director	July 31, 2019
Donald T. Misheff

/s/ Philip R. Martens	Director	July 31, 2019
Philip R. Martens

/s/ Joseph Alvarado	Director	July 31, 2019
Joseph Alvarado

/s/ K’Lynne Johnson	Director	July 31, 2019
K’Lynne Johnson

/s/ Henri Steinmetz	Director	July 31, 2019
Henri Steinmetz